Exhibit 99.2

Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi/Dianne Pascarella (investors)
212.986.6667

Entertainment Distribution Company Shareholders
Approve All Proposals at Annual Meeting

-Expects to Regain Compliance with NASDAQ Listing Requirements-
-Should Preserve the Long-Term Value of EDCI’s Net Operating Loss Carry Forwards-

NEW YORK – August 26, 2008 – Entertainment Distribution Company, Inc. (“EDCI”), the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), a global and independent provider of supply chain services to the home entertainment market, today announced that at its Annual Shareholders Meeting on August 22, 2008, shareholders approved all proposals, which included a plan of reorganization, election of two Class III Directors and ratification of Ernst & Young LLP as EDCI’s independent registered public accounting firm.

The plan of reorganization will become effective prior to the open of the market on Tuesday, August 26, 2008. The plan of reorganization has the effect of a 1:10 reverse stock split, and EDCI shareholders of record will receive one share of the common stock of EDCI Holdings, Inc. (“EDCI Holdings”) in exchange for each ten shares of common stock in EDCI. EDCI will become a wholly owned subsidiary of EDCI Holdings. Beginning on August 26, 2008, trading will be in the common stock of EDCI Holdings, which will have approximately 6,794,920 total shares outstanding. In conjunction with the reorganization, and as per NASDAQ policy, shares of EDCI Holdings will initially trade under the symbol “EDCID.” The trading symbol will revert back to “EDCI” on September 24, 2008.

With the plan of reorganization taking effect, EDCI Holdings believes it is in a stronger position to regain compliance with NASDAQ’s minimum bid price requirement and preserve the long-term value of EDCI’s $278 million in net operating loss carry forwards.

As previously announced on January 7, 2008, EDCI was not in compliance with Marketplace Rule 4450(a)(5), the minimum bid price requirement of $1.00 per share, which is a requirement of NASDAQ to maintain continued listing. On July 2, 2008, EDCI transferred its common stock to The NASDAQ Capital Market and was granted until December 29, 2008, to regain compliance with NASDAQ's minimum bid price requirement of $1.00 per share. Following the reorganization, if, at any time before December 29, 2008, the bid price of EDCI Holdings’ stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ staff will provide written notification that EDCI Holdings is again in compliance with the minimum bid price rule.

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About Entertainment Distribution Company
Entertainment Distribution Company, Inc. is the wholly owned subsidiary of EDCI Holdings, Inc. (NASDAQ: EDCI/EDCID) and is the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), a global and independent provider of supply chain services to the home entertainment market. EDC, LLC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world’s best-known music, movies and gaming companies. Headquartered in New York, EDC, LLC’s operations include manufacturing and distribution facilities throughout North America and in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcllc.com.

Safe Harbor Statement
This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon EDCI Holdings’ and EDCI’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the EDCI’s most recently filed Annual Report on Form 10-K, as amended. These factors include, but are not limited to restructuring activities; potential intellectual property infringement claims; potential acquisitions and strategic investments; volatility of stock price; ability to attract and retain key personnel; competition; variability of quarterly results and dependence on key customers; potential market changes resulting from rapid technological advances; proprietary technology; potential changes in government regulation; international business risks; continuation and expansion of third party agreements; sensitivity to economic trends and customer preferences; increased costs or shortages of raw materials or energy; dependence on Universal Music Group; potential inability to manage successful production; advances in technology and changes in customer demands; variability in production levels; and development of digital distribution alternatives including copying and distribution of music and video files.  Neither EDCI Holdings nor EDCI assume any obligation to update any forward-looking statements and do not intend to do so except where legally required.